Exhibit 10.1

AUTODESK, INC.

2005 NON-QUALIFIED

DEFERRED COMPENSATION PLAN

As Amended and Restated

Effective as of January 1, 2008

As Further Amended and Restated

Effective as of December 31, 2008

As Further Amended and Restated

Effective as of January 1, 2010

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9.5	Governing Law	17
9.6	Receipt or Release	17
9.7	Payments on Behalf of Persons Under Incapacity	17
9.8	No Employment Rights; No Undertakings	17
9.9	Headings, etc. Not Part of Agreement	17

iii

AUTODESK, INC. 2005 NON-QUALIFIED DEFERRED COMPENSATION PLAN

Autodesk, Inc. (the “Company,” as further defined in Section 1.2(h)) maintains the Autodesk, Inc. 2005 Non-Qualified Deferred Compensation Plan (the “Plan”), as amended and restated effective January 1, 2008, and as further amended and restated effective December 31, 2008, consisting of the following provisions, for the exclusive benefit of the participants and their beneficiaries. The Plan is effective with respect to amounts subject to deferral elections made in 2004 and thereafter which would otherwise have been payable on or after January 1, 2005 (the “Effective Date”).

RECITALS

1. The Company wishes to maintain this supplemental retirement plan for the benefit of a select group of management or highly compensated employees of the Company.

2. The Company wishes to provide that the supplemental retirement plan shall be designated the Autodesk, Inc. 2005 Non-Qualified Deferred Compensation Plan.

3. The Company wishes to provide under the Plan for the payment of accrued vested benefits to Plan participants and their beneficiaries.

4. Under the Plan, the Company is obligated to pay vested accrued benefits to the Plan participants and their beneficiaries from the Company’s general assets.

5. The Company has entered into an agreement (the “Trust Agreement”) with Vanguard Fiduciary Trust Company dated November 29, 2002, as amended, appointing a trustee (the “Trustee”) under an irrevocable trust (the “Trust”) to be used in connection with the Plan.

6. The Company intends to make contributions to the Trust so that such contributions will be held by the Trustee and invested, reinvested and distributed, all in accordance with the provisions of the Plan and the Trust Agreement.

7. The Company intends that amounts contributed to the Trust and the income thereon shall be used by the Trustee to satisfy the liabilities of the Company under the Plan with respect to each Plan participant for whom an Account has been established and such utilization shall be in accordance with the procedures set forth herein.

8. The Company intends that the Trust be a “grantor trust” with the principal and income of the Trust treated as assets and income of the Company for Federal and state income tax purposes.

9. The Company intends that the assets of the Trust shall at all times be subject to the claims of the general creditors of the Company, as provided in the Trust Agreement.

10. The Company intends that the existence of the Trust shall not alter the characterization of the Plan as “unfunded” for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and shall not be construed to provide income to Plan participants under the Plan prior to actual payment of the vested accrued benefits thereunder.

NOW THEREFORE, the Company hereby adopts the Plan as follows:

ARTICLE I

TITLE AND DEFINITIONS

1.1 Title. This Plan shall be known as the Autodesk, Inc. 2005 Non-Qualified Deferred Compensation Plan.

1.2 Definitions. Whenever the following words and phrases are used in this Plan, with the first letter capitalized, they shall have the meanings specified below:

(a) “Account” means, for each Participant, the bookkeeping account maintained by the Committee that is credited with amounts equal to (1) the Participant’s Compensation Deferrals, (2) Discretionary Contributions, if any, made to the Plan for the Participant’s benefit, and (3) adjustments to reflect Income, and reduced by distributions or withdrawals, if any, made by the Participant.

(b) “Annual Enrollment Period” means the period approximately one month prior to the beginning of each Plan Year, in which Eligible Employees are able to enroll in the Plan for the upcoming Plan Year by submitting an Enrollment Form. The actual Annual Enrollment Period for each Plan Year shall be determined by the Committee in accordance with applicable law and rules promulgated under the Code.

(c) “Beneficiary” or “Beneficiaries” means the beneficiary last designated in writing by a Participant in accordance with procedures established by the Committee from time to time to receive the benefits specified hereunder in the event of the Participant’s death. No Beneficiary designation shall become effective until it is filed with the Committee. In the event that a proper Beneficiary designation is not on file with the Committee or is otherwise not legally effective, the Beneficiary shall be the Participant’s surviving spouse, if any, or if there is no surviving spouse, the Participant’s estate.

(d) “Board of Directors” or “Board” means the Board of Directors of the Company.

(e) “Change Form” means such hard copy and/or electronic form as may be provided by the Committee to permit an Eligible Employee to change certain Distribution Elections in accordance with Section 7.1(c), herein, applicable law and rules promulgated under the Code.

(f) “Code” means the Internal Revenue Code of 1986, as amended. Reference to a section of the Code includes such section and any comparable section or sections of any future legislation that amends, supplements or supersedes such section.

(g) “Committee” shall mean those individuals selected by the Board to administer the Plan as defined in Section 8.1.

(h) “Company” means Autodesk, Inc., any successor corporation by merger, consolidation or otherwise, any entity that is directly or indirectly controlled by the Company, any entity in which the Company has a significant equity or investment interest, or any subsidiary of the Company, as determined by the Committee.

(i) “Compensation” means the Salary and Bonus earned by the Participant for services rendered to the Company. “Salary” means the Eligible Employee’s base salary for the Plan Year, and excludes amounts designated by the Company as “hypo tax” or similar tax equalization payments as well as any other form of compensation such as restricted stock, proceeds from stock options, stock appreciation rights or a stock purchase plan, severance payments, commission payments, moving expenses, car or other special allowance, or any other amounts included in an Eligible Employee’s taxable income that is not compensation for services. “Bonus” means any cash-based incentive compensation earned by an Eligible Employee in addition to Salary during the Plan Year under the Company’s Annual Incentive Plan and/or Executive Incentive Plan (or successor plans to such plans), notwithstanding any deferral elections made under the Company’s Equity Incentive Deferral Plan.

(j) “Compensation Deferrals” means the amount of Compensation deferred under the Plan pursuant to Section 3.1.

(k) “Deferral Election” shall mean a Participant’s Compensation Deferrals specified on the Enrollment Form provided by the Committee during an Enrollment Period for a given Plan Year as set forth in Section 3.1.

(l) “Disability” means the occurrence of the following event: A Participant has, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, received income replacement benefits of not less than 3 months under the Company’s long-term disability plan. This definition shall be interpreted consistent with Code Section 409A (a)(2)(C).

(m) “Discretionary Contributions” are contributions made to an Account or specific Plan Year Account(s) by the Company, if any, as defined in Section 3.2.

(n) “Distributable Amount” means the entire amount credited to a Participant’s Account or Plan Year Account. Such amount shall be valued on the date the distribution is made to the Participant under Article VII.

(o) “Distribution Election” shall mean a Participant’s selected Distribution Event(s) and form of distribution of his or her Account or one or more Plan Year Account(s) as specified on his or her Enrollment Form or Change Form in accordance with the provisions of Article 7.

(p) “Distribution Event” means, with respect to each Participant, the applicable date or event specified by the Participant on his or her Enrollment Form pursuant to Section 7.1 (a), or the death or Disability of the Participant.

(q) “Eligible Employee” means an Employee who is designated by the Board of Directors as an eligible employee, taking into consideration applicable regulations, rulings or other pronouncements by the Internal Revenue Service and Department of Labor regarding “highly compensated employees.”

(r) “Employee” means a common law employee of the Company as reflected at the relevant time on the Company’s payroll records, notwithstanding any later reclassification.

(s) “Enrollment Form” shall mean such hard copy and/or electronic enrollment form as may be provided by the Committee from time to time to Eligible Employees during the Annual Enrollment Period or the Initial Enrollment Period.

(t) “Enrollment Period” means the Initial Enrollment Period and the Annual Enrollment Period.

(u) “Fund” or “Funds” means one or more of the investment funds selected by the Committee pursuant to Section 3.3.

(v) “Income” means the Investment Returns from Fund investments credited to a Participant’s Account, as defined in Section 4.1(c).

(w) “Initial Enrollment Period” means, during a Plan Year, the thirty (30) days following an Eligible Employee’s first receipt of notification of eligibility to participate in the Plan.

(x) “Investment Return” means, for each Fund, an amount equal to the pre-tax rate of income or loss on the assets of such Fund (net of applicable fund and investment charges) during each valuation period, but not less frequently than monthly.

(y) “Key Employee” means a “key employee” as defined in Code Section 416(i) without regard to paragraph 5 thereof.

(z) “Participant” means any Eligible Employee who elects to defer Compensation in accordance with Section 3.1.

(aa) “Payment Commencement Date” means a date that is within ninety (90) days after the Participant has a Distribution Event.

(bb) “Plan” means the Autodesk, Inc. 2005 Non-Qualified Deferred Compensation Plan set forth herein, now in effect, or as amended from time to time.

(cc) “Plan Year” means the twelve (12) consecutive month period beginning each January 1st and ending December 31st, with the first Plan Year beginning on the Effective Date.

(dd) “Plan Year Account” means the sub-account of and Account relating to a specific Plan Year.

(ee) “Retirement” means the date of a Participant’s separation from service (as determined pursuant to Section 409A(2)(A) of the Code and the Treasury Regulations issued thereunder) with the Company on or after attainment of age sixty-five (65; provided, however, that, in the case of a Key Employee who is treated as a specified employee for purposes of Code Section 409A and the Treasury Regulations issued thereunder, payment of such Participant’s benefit upon Retirement shall not be made before that date that is six (6) months and one day following the Participant’s separation from service or, if earlier, upon the death of the Participant.

(ff) “Termination” means the date of a Participant’s separation from service (as determined pursuant to Section 409A(2)(A) of the Code and the Treasury Regulations issued thereunder) with the Company, other than Retirement; provided, however, that in the case of a Key Employee who is treated as a specified employee for purposes of Code Section 409A and the Treasury Regulations issued thereunder, payment of such Participant’s benefit upon Termination shall not be before the date that is six (6) months and one day following the Participant’s separation from service or, if earlier, upon the death of the Participant.

ARTICLE II

PARTICIPATION

2.1 Eligibility. An Eligible Employee shall be eligible to participate in the Plan during each Enrollment Period. No individual may become a Participant, however, if he or she is not an Eligible Employee on the date his or her participation is to begin.

2.2 Change of Employment Category. During any Plan Year in which a Participant remains in the employ of the Company but ceases to be an Eligible Employee, he or she shall not be eligible to make further Compensation Deferrals hereunder. Contributions made while an Eligible Employee shall remain in the Plan until distributed pursuant to a Distribution Event in accordance with the terms of the Plan.

2.3 Participation. An Eligible Employee shall become a Participant by completing an Enrollment Form electing to defer a portion of his or her Compensation in accordance with Section 3.1.

ARTICLE III

DEFERRAL ELECTIONS

3.1 Elections to Defer Compensation.

(a) Deferral Elections. In accordance with the rules established by the Committee and subject to requirements of the Code and Section 7.1 below, a Participant may make a Deferral Election to defer up to 100% of Compensation relating to services to be performed in the year(s) following the end of the taxable year in which the deferral election is made. A Deferral Election made before the end of a given calendar year may relate to (1) Salary for services to be performed in the following Plan Year and/or (2) Bonuses relating to services to be performed during the Company’s fiscal year beginning in the following Plan Year. Notwithstanding the foregoing, however, the Committee may permit a deferral election for a Bonus to be made up until 6 months before the end of the 12 month service period to which the Bonus relates, provided the Bonus qualifies as “performance-based compensation” under Code Section 409A(a)(4)(B)(iii) and applicable regulations issued thereunder.

(b) Automatic Reduction in Deferral Election. Notwithstanding Section 3.1(a) above, a Participant’s Deferral Election for a Plan Year shall be automatically reduced to the extent necessary to ensure that the Company is able to (i) satisfy its required state, federal or other tax withholding obligations in respect of any amounts payable to the Participant for a Plan Year, (ii) satisfy its legal obligation to comply with any applicable wage garnishment orders in effect and (iii) properly administer the Participant’s valid elections, if any, made in accordance with Code Section 125.

(c) Special Rules for Deferral of Calendar Year 2005 Bonuses. Notwithstanding the timing rules set forth in Section 3.1(a), Participants may elect to defer the Bonus otherwise payable to a Participant during the Plan Year January 1, 2005 through December 31, 2005, so long as the deferral election is made prior to the beginning of the relevant Plan Year, subject to Code Section 409A and the relevant transition rules in Section 885(f) of the America Jobs Creation Act and Treasury Regulations issued thereunder.

(d) Payroll Deductions. Compensation Deferrals shall be made through regular payroll deductions, and will be limited to the extent necessary to satisfy applicable tax withholding, benefit plan contribution requirements, and any amounts necessary to satisfy any wage garnishment or similar type obligations.

(e) Irrevocable Election. Once made, Deferral Elections shall remain in force for the applicable Plan Year unless the Participant ceases to be an Eligible Employee, in which case contributions made while an Eligible Employee shall remain in the Plan until distribution as elected in accordance with Article VII. Notwithstanding the foregoing, an Eligible Employee who participates in the Autodesk, Inc. Executive Incentive Plan may elect to revoke or change his or her Deferral Election for his or her Bonus for the 2008 Plan Year; provided, that the Bonus qualifies as “performance-based compensation” under Code Section 409A(a)(4)(B)(iii) and applicable regulations issued thereunder. Such election to revoke or change his or her Deferral Election shall be made no later than July 31, 2008.

3.2 Discretionary Contributions by the Company. The Company may, in its sole and absolute discretion, make contributions (“Discretionary Contributions”) to the Account or a specific Plan Year Account of one or more Participants at such times and in such amounts as the Board may determine.

3.3 Investment Elections. The Committee may, in its sole and absolute discretion, provide each Participant with a list of investment Funds available for hypothetical investment, and the Participant may designate, in a manner specified by the Committee, one or more Funds that his or her Account or specific Plan Year Account will be deemed to be invested in for purposes of determining the amount of Income to be credited to his or her Account or specific Plan Year Account. The Committee may, from time to time, in its sole and absolute discretion, select a commercially available fund to constitute the Fund actually selected. The Investment Return of each such commercially available Fund shall be used to determine the amount of Income to be credited to Participants’ Account and Plan Year Accounts under Section 4.1(c).

(a) In making the designation pursuant to this Section 3.3, the Participant may specify that all or any one percent (1%) multiple of his or her Account be deemed to be invested in one or more of the Funds offered by the Committee. Subject to such limitations and conditions as the Committee may specify, a Participant may change the designation made under this Section 3.3, in such manner and at such time or times, as the Committee shall specify. If a Participant fails to elect a Fund under this Section 3.3, or if the Committee does not provide such Participant with a list of Funds pursuant to this Section 3.3, then the Participant shall be deemed to have elected a balanced Fund or similar investment Fund designated by the Committee.

(b) The Company may, but need not, acquire investments corresponding to those designated by the Participants hereunder, and it is not under any obligation to maintain any investment it may make. Any such investments, if made, shall be Company property in which no Participant shall have any interest. In no event does the Company or Committee make any representation regarding, or guarantee of, investment performance.

ARTICLE IV

ACCOUNTS

4.1 Participant Accounts. The Committee shall establish and maintain an Account and Plan Year Account for each Participant under the Plan. Each Participant’s Account or Plan Year Account may be further divided into separate subaccounts (“investment fund subaccounts”), corresponding to investment Funds elected by the Participant pursuant to Section 3.3 or as otherwise determined by the Committee to be necessary or appropriate for proper Plan administration. A Participant’s Plan Year Account shall be credited as follows:

(a) As soon as administratively practicable after the payroll withholding is made for a Participant, the Committee shall credit the portion of the Participant’s Compensation Deferrals that the Participant has elected to be deemed to be invested in a certain type of investment Fund to the investment fund subaccount corresponding to that investment Fund.

(b) As soon as administratively practicable after the last day of the Plan Year or such earlier time or times as the Committee may determine, the Committee shall credit the portion of the Participant’s discretionary contributions, if any, that the Participant has elected to be deemed to be invested in a certain type of investment Fund to the investment fund subaccount corresponding to that investment Fund.

(c) At such time or times as the Committee may determine, but not less frequently than monthly, each investment Fund subaccount of a Participant’s relevant Plan Year Account shall be credited with an amount equal to that determined by multiplying the balance credited to such investment fund subaccount as of the last day of the preceding valuation period by the Investment Return for the corresponding Fund selected by the Company (“Income”).

ARTICLE V

VESTING

A Participant’s Account, including all Plan Year Accounts, shall be one hundred percent (100%) vested at all times.

ARTICLE VI

GENERAL DUTIES

6.1 Trustee Duties. The Trustee shall manage, invest and reinvest the Trust Fund as provided in the Trust Agreement. The Trustee shall collect the income on the Trust Fund, and make distributions therefrom, all as provided in this Plan and in the Trust Agreement.

6.2 Discretionary Contributions. While the Plan remains in effect, the Company shall make contributions to the Trust Fund at least once each quarter. As soon as administratively practicable after the close of each Plan quarter, the Company shall make an additional contribution to the Trust Fund to the extent that previous contributions to the Trust Fund for the current Plan quarter are less than the total of the Compensation Deferrals made by each Participant plus Company discretionary contributions, if any, accrued as of the close of the current Plan quarter.

6.3 Department of Labor Determination. In the event that any Participants are found to be ineligible, for purposes of the Plan remaining a “top hat” plan under applicable regulations, that is, not members of a select group of management or highly compensated employees, according to a determination made by the Department of Labor (or a general pronouncement, ruling, opinion or regulation of the Department of Labor, or a judicial decision, which the Committee believes would apply and render such Participants ineligible), the Committee may take whatever steps it deems necessary, in its sole and absolute discretion, to equitably protect the interests of the affected Participants and other Plan Participants.

ARTICLE VII

DISTRIBUTIONS AND WITHDRAWALS

7.1 Distributions.

(a) Election of Distribution Event. During an Enrollment Period, a Participant may elect on the Enrollment Form the following as Distribution Event(s) which will trigger payment of the Distributable Amount in a Participant’s Plan Year Account to the Participant: (1) Retirement; (2) Termination; (3) another date specified by the Participant. The death or Disability or a Participant will automatically be a Distribution Event under the Plan.

(b) Form of Distribution. A Participant may elect either of the following forms of distribution with respect to each Distribution Event for which the Participant makes an election:

(i) Lump sum payable on the Payment Commencement Date; or

(ii) Up to ten (10) annual installments payable on the Payment Commencement Date and continuing on each anniversary of the Payment Commencement Date thereafter until fully paid. Ten (10) annual installments shall be the default form of distribution in the absence of an election made by the Participant. If the Participant’s Distributable Amount is paid in installments, the Participant’s Plan Year Account shall continue to be credited not less frequently than monthly with Income and the installment amount shall be adjusted annually to reflect Income until all amounts credited to the Participant’s Plan Year Account under the Plan have been distributed.

Upon Disability or death, the Participant or his beneficiary will automatically receive the Distributable Amount in a lump sum on the Payment Commencement Date. Notwithstanding anything in this Plan to the contrary, if the Participant’s Distributable Amount is less than the applicable limit under Section 402(g)(1)(B) of the Code upon the occurrence of any Distribution Event, the Distributable Amount shall automatically be distributed in the form of a cash lump sum payment on the Payment Commencement Date.

(c) Change to Distribution Elections. A Participant may change his or her Distribution Election by submitting a Change Form, in a manner prescribed by the Committee; provided, however, that any change shall not be effective for at least twelve (12) months after the date on which the Participant submits the Change Form. In addition, with respect to a specific payment date elected by the Participant, any change in the payment date must be made at least twelve (12) months prior to the date specified in the election, and any change of Distribution

Election relating to a distribution other than as a result of Disability or death shall be effective only to the extent that the first payment pursuant to such changed election is deferred for a period of at least five (5) years from the date such payment would otherwise have been made. Notwithstanding the foregoing, a Participant (including, for the avoidance of doubt, a Participant who has ceased to be an Employee) may make an election to change his or her previous Distribution Elections during the November 2007 and November 2008 enrollment periods in accordance with the transition relief under Section 409A of the Internal Revenue Code and Internal Revenue Service Notice 2007-86; provided, however, such election may apply only to amounts that would not otherwise be payable in 2007 and 2008, respectively, and may not cause an amount to be paid in 2007 and 2008, respectively, that would not otherwise be payable in 2007 or 2008, respectively.

(d) Death. While Receiving Benefits. If a Participant is receiving annual installment payments at the time of his or her death, then the Participant’s Beneficiary shall be paid the remaining annual installments as they come due.

(e) Payment of Distributable Amount. The Distributable Amount shall be paid to the Participant (or Beneficiary, if applicable) in accordance with Participant’s Deferral Election(s) on the Payment Commencement Date, provided that if the applicable Distribution Event(s) is a date specified by the Participant, such specified payment date must be at least three (3) years after the end of the Plan Year for which the election is made.

7.2 Unforeseeable Emergency Withdrawal.

(a) Triggering an Unforeseeable Emergency Hardship Withdrawal. The Committee may, in its sole and absolute discretion, accelerate the date of distribution of a Participant’s Account because of an Unforeseeable Emergency at any time. “Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Code Section 152(a)) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The amount permitted to be distributed with respect to the Unforeseeable Emergency may not exceed the amount necessary to satisfy such emergency plus the amount necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship). This Section 7.2 shall be interpreted consistent with Code Section 409 a(2)(B)(ii) and applicable regulations issued thereunder.

(b) Distribution Attributable to an Unforeseeable Emergency. Unless the Committee, in its sole and absolute discretion, determines otherwise, distribution pursuant to this Section 7.2 of less than the Participant’s entire interest in the Plan shall be made pro rata from his or her assumed investments according to the balances in such investments. Subject to the foregoing, payment of any amount with respect to which a Participant has filed a request under this Section 7.2 shall be made in a single cash lump sum within thirty (30) days after the Committee approves the Participant’s request. Any remaining amounts in the Participant’s Account shall be distributed as provided in Section 7.1 above.

7.3 Inability To Locate Participant. In the event that the Committee is unable to locate a Participant or Beneficiary within two (2) years following the Participant’s Distribution Event, the amount allocated to the Participant’s Deferral Account shall be forfeited. If, after such forfeiture, the Participant or Beneficiary later establishes a proper claim for such benefit, as determined by the Committee in its sole discretion, such benefit (calculated immediately prior to the forfeiture) shall be reinstated without interest or income.

ARTICLE VIII

ADMINISTRATION

8.1 Committee. A Committee shall be appointed by, and serve at the pleasure of, the Board. The number of members comprising the Committee shall be determined by the Board, which may from time to time vary the number of members. A member of the Committee may resign by delivering a written notice of resignation to the Board. The Board may remove any member by delivering a certified copy of its resolution of removal to such member. Vacancies in the membership of the Committee shall be filled by the Board.

8.2 Committee Action. The Committee shall act at meetings by affirmative vote of a majority of the members of the Committee. Any action permitted to be taken at a meeting may be taken without a meeting if a written consent to the action is signed by all members of the Committee and such written consent is filed with the minutes of the proceedings of the Committee. A member of the Committee shall not vote or act upon any matter that relates solely to himself or herself as a Participant. The chairman or any other member or members of the Committee designated by the chairman may execute any certificate or other written direction on behalf of the Committee.

8.3 Powers and Duties of the Committee.

(a) The Committee, on behalf of the Participants and their Beneficiaries, shall enforce the Plan in accordance with its terms, shall be charged with the general administration of the Plan and shall have all powers necessary to accomplish its purposes, including, but not by way of limitation, the following:

(i) To select the funds to be the Funds in accordance with Section 3.3 hereof;

(ii) To construe and interpret the terms and provisions of this Plan and to make factual determinations relevant to Plan benefits and entitlements;

(iii) To amend, modify, suspend or terminate the Plan in accordance with Section 9.4;

(iv) To compute and certify the amount and kind of benefits payable to Participants and their Beneficiaries and to direct the Trustee as to the distribution of Plan assets;

(v) To maintain all records that may be necessary for the administration of the Plan;

(vi) To provide for the disclosure of all information and the filing or provision of all reports and statements to Participants, Beneficiaries or governmental agencies as shall be required by law;

(vii) To make and publish such rules for the regulation of the Plan and procedures for the administration of the Plan, including the form of Enrollment Form, as are not inconsistent with the terms hereof;

(viii) To appoint a plan administrator or any other agent, and to delegate to them such powers and duties in connection with the administration of the Plan as the Committee may from time to time prescribe;

(ix) To designate the affiliates that will participate in the Plan; and

(x) To determine the entities that constitute predecessor employers for purposes of determining years of service (if applicable).

8.4 Construction and Interpretation. The Committee shall have full discretion to construe and interpret the terms and provisions of this Plan, and to apply them to particular factual circumstances, which interpretation or construction shall be final and binding on all parties, including but not limited to the Company and any Participant and Beneficiary.

8.5 Information. To enable the Committee to perform its functions, the Company shall supply full and timely information to the Committee on all matters relating to the Compensation of all Participants, their death or other cause of termination, and such other pertinent facts as the Committee may reasonably require.

8.6 Compensation, Expenses and Indemnity.

(a) The members of the Committee shall serve without compensation for their services hereunder.

(b) The Committee is authorized at the expense of the Company to employ such legal counsel or other professional advisers as it may deem advisable from time to time to assist in the performance of its duties hereunder. Expenses and fees in connection with the administration of the Plan shall be paid by the Company.

(c) To the extent permitted by applicable state law, the Company shall indemnify and save harmless the Committee and each member thereof, the Board and any delegate of the Committee who is an employee of the Company against any and all expenses, liabilities and claims, including legal fees to defend against such liabilities and claims arising out of their discharge in good faith of responsibilities under or incident to the Plan, other than expenses and liabilities arising out of willful misconduct or gross negligence. This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Company or provided by the Company under any bylaw, agreement or otherwise, as such indemnities are permitted under state law.

8.7 Quarterly Statements. Under procedures established by the Committee, a Participant shall be provided with a statement with respect to such Participant’s Account on a quarterly basis.

ARTICLE IX

MISCELLANEOUS

9.1 Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, claims, or interests in any specific property or assets of the Company. No assets of the Company shall be held in any way as collateral security for the fulfilling of the obligations of the Company under this Plan. Any and all of the Company’s assets shall be, and remain, the general unpledged, unrestricted assets of the Company. The Company’s obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Company to pay money in the future, and the rights of the Participants and Beneficiaries shall be no greater than those of unsecured general creditors.

9.2 Restriction Against Assignment. The Company shall pay all amounts payable hereunder only to the person or persons designated by the Plan and not to any other person or corporation. No part of a Participant’s Account shall be liable for the debts, contracts, or engagements of any Participant, his or her Beneficiary, or successors in interest, nor shall a Participant’s Account be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever. If any Participant, Beneficiary or successor in interest is adjudicated bankrupt or purports to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge any distribution or payment from the Plan, voluntarily or involuntarily, the Committee, in its sole and absolute discretion, may cancel such distribution or payment (or any part thereof) to or for the benefit of such Participant, Beneficiary or successor in interest in such manner as the Committee shall direct.

9.3 Withholding. There shall be deducted from each payment made under the Plan, all taxes that are required to be withheld by the Company in respect to such payment. The Company shall have the right to reduce any payment by the amount of cash sufficient to provide the amount of said taxes.

9.4 Amendment, Modification, Suspension or Termination. The Committee may amend, modify, suspend or terminate the Plan in whole or in part at any time for any reason, except that no amendment, modification, suspension or termination shall have any retroactive effect to reduce any amounts allocated to a Participant’s Account, provided that a termination or suspension of the Plan or any Plan amendment or modification that will significantly increase costs to the Company shall be approved by the Board. In the event that this Plan is terminated, the timing of the disposition of the amounts credited to a Participant’s Account shall occur in accordance with Section 7.1, subject to earlier distribution at the sole and absolute discretion of the Committee to the extent such exercise of discretion is consistent with the acceleration of distribution rules under Code Section 409A and Treasury Regulations issued thereunder.

9.5 Governing Law. The Plan shall be construed, governed and administered in all respects in accordance with ERISA, the Code and other pertinent Federal laws to the extent applicable, and, to the extent not preempted by ERISA, in accordance with the laws of the State of California (irrespective of the choice of law principles of the State of California as to all matters).

9.6 Receipt or Release. Any payment to a Participant or the Participant’s Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Committee and the Company. The Committee may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.

9.7 Payments on Behalf of Persons Under Incapacity. In the event that any amount becomes payable under the Plan to a person who, in the sole and absolute judgment of the Committee, is considered by reason of physical or mental condition to be unable to give a valid receipt therefore, the Committee may direct that such payment be made to any person found by the Committee, in its sole judgment, to have assumed the care of such person. Any payment made pursuant to such determination shall constitute a full release and discharge of the Committee and the Company.

9.8 No Employment Rights; No Undertakings. Participation in this Plan shall not confer upon any person any right to be employed by the Company or any other right not expressly provided hereunder. The Company makes no undertakings, covenants or representations to maintain the tax-deferred status of deferrals under the Plan or that any particular tax or legal consequences will apply to Deferrals or Plan benefits.

9.9 Headings, etc. Not Part of Agreement. Headings and subheadings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.